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                                                                    Exhibit 23.1

                            CONSENT OF MOSS ADAMS LLP

[Logo Moss Adams]

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Portland Brewing Company and Subsidiaries (the Company) and on March 30, 2004 we reported on the consolidated financial statements of the Company as of December 31, 2003 and December 31, 2002, and for each of the years in the two-year period ended December 31, 2003. We have read the Company's statements included under Item 9 of Pyramid Breweries, Inc. Form 8-K/A for October 15, 2004 and we agree with such statements.

/s/ Moss Adams LLP

Beaverton, Oregon
October 13, 2004